Exhibit 12.1

RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,
	2009(1)	2008(1)	2007(1)	2006	2005
	(dollars in millions)

Net income (loss) before income tax benefit (expense) and cumulative effect of changes in accounting principles	$(22,384)	$(44,564)	$(5,989)	$2,340	$2,626
Add:
Low-income housing tax credit partnerships	4,155	453	469	407	320
Total interest expense	22,150	33,332	38,482	37,270	29,899
Interest factor in rental expenses	7	8	7	6	6

Earnings (loss), as adjusted	$3,928	$(10,771)	$32,969	$40,023	$32,851

Fixed charges:
Total interest expense	$22,150	$33,332	$38,482	$37,270	$29,899
Interest factor in rental expenses	7	8	7	6	6
Capitalized interest	—	—	—	—	—

Total fixed charges	$22,157	$33,340	$38,489	$37,276	$29,905

Ratio of earnings to fixed charges(2)	—	—	—	1.07	1.10

(1)	For the ratio of earnings to fixed charges to equal 1.00, earnings (loss), as adjusted must increase by $18.2 billion, $44.1 billion and $5.5 billion for the years ended December 31, 2009, 2008 and 2007, respectively.
(2)	Ratio of earnings to fixed charges is computed by dividing earnings, as adjusted by total fixed charges.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
PREFERRED STOCK DIVIDENDS

	Year Ended December 31,
	2009(1)	2008(1)	2007(1)	2006	2005
	(dollars in millions)

Net income (loss) before income tax benefit (expense) and cumulative effect of changes in accounting principles	$(22,384)	$(44,564)	$(5,989)	$2,340	$2,626
Add:
Low-income housing tax credit partnerships	4,155	453	469	407	320
Total interest expense	22,150	33,332	38,482	37,270	29,899
Interest factor in rental expenses	7	8	7	6	6

Earnings (loss), as adjusted	$3,928	$(10,771)	$32,969	$40,023	$32,851

Fixed charges:
Total interest expense	$22,150	$33,332	$38,482	$37,270	$29,899
Interest factor in rental expenses	7	8	7	6	6
Capitalized interest	—	—	—	—	—
Senior preferred stock and preferred stock dividends(2)	4,105	675	398	270	260

Total fixed charges including preferred stock dividends	$26,262	$34,015	$38,887	$37,546	$30,165

Ratio of earnings to combined fixed charges and preferred stock dividends(3)	—	—	—	1.07	1.09

(1)	For the ratio of earnings to combined fixed charges and preferred stock dividends to equal 1.00, earnings (loss), as adjusted must increase by $22.3 billion, $44.8 billion and $5.9 billion for the years ended December 31, 2009, 2008 and 2007, respectively.
(2)	Senior preferred stock and preferred stock dividends represent pre-tax earnings required to cover any senior preferred stock and preferred stock dividend requirements computed using our effective tax rate, whenever there is an income tax provision, for the relevant periods.
(3)	Ratio of earnings to combined fixed charges and preferred stock dividends is computed by dividing earnings, as adjusted by total fixed charges including preferred stock dividends.